                                                                   Exhibit 3.105

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                              VERSATRON CORPORATION
                              ---------------------

The undersigned certify that:

1. They are the president and the secretary, respectively, of Versatron Corporation, a California corporation (the "Corporation").

2. Article I of the Articles of Incorporation of the Corporation shall be amended to read as follows:

                                    Article I

               The name of this corporation is: Wescam Sonoma Inc.

3. The foregoing amendment of the Articles of Incorporation of the Corporation has been duly approved by the Board of Directors of the Corporation.

4. The foregoing amendment of the Articles of Incorporation of the Corporation has been duly approved by written consent of the sole shareholder of this corporation.

5. The foregoing amendment was approved by all of the outstanding shares required to vote in accordance with Section 902 of the California General Corporation Law.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: 22 September, 1999
       ------------

                                 /s/ Dan Heibel
                                 -----------------------------------------------
                                 Dan Heibel, President


                                 /s/ Jon Dennison
                                 -----------------------------------------------
                                 Jon Dennison, Secretary

                             CONSENT TO USE OF NAME

To the California Secretary of State                    Dated: Sept 22,1999
                                                               -------

Dear Sir/Madam:

         Wescam Incorporated, a Florida corporation qualified to do business in the state of California, hereby consents to and approves of the use of the name "Wescam Sonoma Inc."



                                         WESCAM INCORPORATED

                                         By:
                                              ----------------------------------
                                         Its: Director
                                              ----------------------------------

                            ARTICLES OF INCORPORATION

                                       OF

                        JEFFERSON ACQUISITION CORPORATION

                                    ARTICLE I

       The name of this corporation is: JEFFERSON ACQUISITION CORPORATION

                                   ARTICLE II

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

         The name and complete business address in the State of California of this corporation's initial agent for service of process is:

                              CT Corporation System

                                   ARTICLE IV

         This corporation is authorized to issue only one class of shares of stock which shall be designated common stock; and the total number of shares which this corporation is authorized to issue is 1000 Shares.

                                    ARTICLE V

         (a) The liability of directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         (b) This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.

         (c) Any amendment, repeal or modification of any provision of this
Article V shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.

Dated: August 10, 1995

                                       /s/ Deborah Abernathy Moore
                                       -----------------------------------------
                                       Deborah Abernathy Moore, Incorporator

                               AGREEMENT OF MERGER

         This Agreement of Merger is made and entered into as of December 12, 1995 ("Merger Agreement"), between Versatron Corporation, a California corporation ("Company"), and Jefferson Acquisition Corporation, a California corporation ("Newco" or the "Surviving Corporation") Company and Newco being hereinafter collectively referred to as the "Constituent Corporations").

         INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and mutual covenants and agreements contained herein, the Constituent Corporations hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

         1.1      Merger of Company With and Into Newco.

                  (a) Agreement to Acquire Company. Upon the terms and subject to the conditions of this Merger Agreement and an Agreement and Plan of Reorganization, dated as of August 18, 1995 (the "Agreement"), among Wescam Inc., an Ontario corporation (as successor to Jefferson Partners Capital Corporation) and the owner of all the outstanding shares of common stock of Newco ("Wescam"), Company, certain shareholders of Company and Newco, Company shall be acquired by Wescam through a merger (the "Merger") of Company with and into Newco.

                  (b) Effective Date. The Merger shall become effective upon the filing of this Merger Agreement and officers' certificates of each Constituent Corporation with the Secretary of State of the State of California pursuant to
Section 1103 of the California General Corporation Law (the "GCL"). The date and time of such filing is hereinafter referred to as the "Effective Date."

                  (c) Surviving Corporation. At the Effective Date Company shall be merged with and into Newco and the separate corporate existence of Company shall thereupon cease. Newco shall be the surviving corporation of the Merger.

         1.2      Effect of the Merger; Additional Actions.

                  (a) Effects. The Merger shall have the effects set forth in
Section 1107 of the GCL. Without limiting such effects, the Surviving Corporation shall have the name "Versatron Corporation" and shall have all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, tangible and intangible, and all debts due on whatever accounts, and all other choses in action, and all and every other interest, of or belonging to or due to each of the Constituent Corporations, shall be taken and deemed to be vested in the Surviving Corporation without further act or deed. Subject to the provisions of the Agreement, the Surviving Corporation shall thereafter be responsible and liable for all liabilities and obligations of each of the Constituent Corporations; and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if such Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights or creditors nor any liens upon the assets and properties of either of the Constituent Corporations shall be impaired by the Merger.

                  (b) Additional Actions. If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable (i) to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Constituent Corporation acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger or (ii) to otherwise carry out the purposes of this Merger Agreement, each Constituent Corporation and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Merger Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take any and all such actions.

                                   ARTICLE II

                      ARTICLES OF INCORPORATION, BYLAWS AND
               DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

         2.1      Amendment of Company's Articles of Incorporation

                  (a) Authorized Stock at Merger. At the Effective Date, Article I of the Articles of Incorporation of Newco shall be amended in its entirety to read as follows:

                      "THE NAME OF THIS CORPORATION IS VERSATRON CORPORATION"

                  (b) Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of Newco in effect immediately prior to the Effective Date, as amended as provided in Section 2.1(a), shall be the Articles of Incorporation of the Surviving Corporation unless and until amended or repealed as provided by applicable law and such Articles of Incorporation.

         2.2 Bylaws of the Surviving Corporation. The Bylaws of Newco in effect immediately prior to the Effective Date shall be the Bylaws of the Surviving Corporation unless and until repealed as provided by applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

         2.3 Officers and Directors of Surviving Corporations. The officers and directors of Newco immediately prior to the Effective Date shall be the officers and directors of the Surviving Corporation, in each case until their successors shall have been elected, qualified or until otherwise provided by law.

                                  ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                  (a) Effect on Capital Stock. As of the Effective Date, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Newco or Company;

                  (b) Cancellation of Company Stock. All shares of common stock, without par value, of Company ("Company Common Stock") that are owned directly or indirectly by Company or by any Subsidiary of Company and any shares of Company Common Stock that are owned by Wescam, Newco or any other Subsidiary of Wescam shall be cancelled and retired, and no stock of Wescam or other consideration shall be delivered in exchange therefore and all rights in respect thereof shall cease to exist without any conversion thereof or payment therefore. In this Merger Agreement, a "Subsidiary" of a Person means, at any time, any corporation or other Person, if at such time the first mentioned Person owns, directly or indirectly, securities or other ownership interests in such corporation or other Person, having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such corporation or other Person. In this Merger Agreement, a "Person" means an individual, partnership, corporation, trust, unincorporated association, limited liability company, joint venture or other entity or governmental body, authority, agency or entity.

                  (c) Conversion of Company Common Stock. At the Effective Date, each of the issued and outstanding shares of Company Common Stock (other than shares to be cancelled pursuant to Section 3.1(b) and shares, if any, held by persons exercising dissenters' rights in accordance with Chapter 13 of the GCL ("Dissenting Shares")), automatically and without any action on the part of the holders thereof, shall cease to be outstanding and shall be converted into the right to receive after the Effective Date such share's ratable portion of (i) 555,555 common shares of Wescam ("Wescam Common Shares") (approximately 0.028 Wescam Common Shares per share of Company Common Stock), (ii) 1,388,888 common shares of Jefferson Partners Capital Incorporated, an Ontario corporation ("Jefferson Common Shares" and together with the Wescam Common Shares, the "Common Shares") (approximately 0.071 Jefferson Common Shares per share of Company Common Stock), and (iii) at such time as such proceeds are actually received by Company, an amount equal to 50% of the Net Proceeds of Sale, calculated as follows:

                  The amount received or deemed (as described below) to be received on the sale of the Actuator Business (which is defined as the business presently carried on by Company consisting of the design services, prototype development and production of actuators and related mechanical devices used in missiles and other projectiles in the defense industry but not including the electro-optics products or services of Company) less:

                  (1) the face amount of the Actuator Liabilities (which are defined as all liabilities of or pertaining to the Actuator Business accruing from time to time on or after August 18, 1995) as at the date of sale except liabilities not otherwise assumed by the purchaser of the Actuator Business;

                  (2) all federal, state and local taxes paid or payable whether on account of income or sales taxes paid or payable on the sale of die Actuator Business by Company;

                  (3) any and all third party coats reasonably incurred by Company in connection with the sale of the Company business including commissions and legal fees; and

                  (4) the amount of a reasonable reserve on account of any liabilities, claims or losses arising by reason of a breach of any representation or warranty granted by Company in connection with the sale of the Actuator Business.

                  An amount shall be deemed received for purposes of the definition of Net Proceeds of Sale under the following circus:

                           If the Actuator Business has not been sold by Company on or before April 30, 2000, Company shall have the right at any time thereafter to offer to sell the Actuator Business to Al Voigt, Judy Voigt, John Speicher, Gene Langworthy and Ed Levine (the "Shareholders") at a price (which shall be payable in cash at the closing) and on other tams as Company may specify. Such offer shall be open for acceptance for a period of 60 days. If one or more of the Shareholders elects to purchase his or its pro rata proportion of the Actuator Business and one or more of the Shareholders declines to elect to so purchase, the Shareholders electing to so purchase shall have a further right and option, exercisable by notice in writing within 30 days of being notified by Company that one or more of the Shareholders has declined to so purchase, to purchase the pro rata proportion of the Actuator Business which no Shareholder has elected to purchase. Notwithstanding that one or more Shareholders has elected to purchase from Company a pro rata proportion of the Actuator Business, the right of any of the Shareholders to acquire the Actuator Business shall be null and void and, for purposes of entitlement to Net Proceeds of Sale, the Actuator Business shall be deemed to have been sold in cash at the price specified in the offer of Company.

                           If the Actuator Business has not been sold by Company on or before April 30, 2000, the Shareholders pro rata or such fewer number of Shareholders who have the unanimous consent of all of the Shareholders to make the offer contemplated in this paragraph (such Shareholders making the offer being herein referee to as the "Offering Shareholders") shall have the right at any time thereafter to offer to purchase the Actuator Business from Company on terms and conditions set forth immediately below. Such offer shall be open for acceptance for 60 days. If Company accepts the offer within such 60 day period, the offer of the Offering Shareholders shall be completed by Company and the Shareholders in accordance with its terms. If the offer of the Offering Shareholders is not accepted, for purposes of entitlement to Net Proceeds of Sale, the Actuator Business shall be deemed to have been sold at the price specified in the offer of the Offering Shareholders.

                                Terms:

                                a. the purchase price shall be paid in cash or by bank draft on closing;

                                b. the closing shall occur not more than 90 days following the acceptance of the offer;

                                c. the offer shall provide for the assumption by the Shareholders of the Actuator Liabilities and the Shareholders shall jointly and severally indemnify Company from any claims in respect thereof or provide security therefor acceptable to Company acting reasonably;

                                d. Company shall be released from any guarantees which it has with respect to indebtedness which comprises a portion of the Actuator Liabilities;

                                e. Company shall only represent and warrant the nature and extent of and title to the assets of the Actuator Business, its power and authority to convey the Actuator Business, that the financial statements most recently prepared present fairly the assets and liabilities of the Actuator Business and the results of its operations, that since the date of the last financial statement, and the business has been carried on in the ordinary course of business; and

                                f. Company shall undertake not to compete with the Actuator Business pursuant to an agreement substantially similar to the non-competition agreements entered into by Voigt and Speicher.

                  For purposes of determining the time of receipt of Net Proceeds of Sale, in the case of consideration paid for the Actuator Business otherwise than in cash, Net Proceeds of Sale shall only be deemed to be received once the non-cash consideration is converted into cash, which, in the event the non-cash consideration is not divisible, shall occur as soon as Company has converted it into cash or, if such is not possible within 30 days after receipt thereof Company shall have such non-cash consideration valued by a third-party appraiser and the amount of the appraisal shall be considered to be cash for purposes of determining the amount to be received by the shareholders. In the event that the non-cash consideration is divisible in half such that 50% of the non-cash consideration could be dealt with separately, Company shareholders holding more than 50% of the Company Common Stock immediately prior to the Merger (the "Company Shareholders") shall be entitled to direct how the divisible 50% of the non-cash consideration is to be converted to cash.

                  If there is a dispute or advice is required as to the calculation or allocation of Net Proceeds of Sale or as to the timing of the receipt thereof, the dispute shall be revolved by a firm of chartered accountants (who may be Wescam's auditors) appointed by Wescam and acceptable to the Company Shareholders. Such chartered accountants shall have for such purposes access to all necessary records of Company and such resolution shall be binding upon Wescam, and the Company Shareholders.

                  In the event a reserve is taken in the calculation of Net Proceeds of Sale as contemplated by the definition thereof, 50% of the remaining amount of such reserve, if any, shall be distributed to the Company Shareholders pro rata or in such other proportions as they may unanimously direct in writing, following the termination of survival of such representations and warranties in respect of which the reserve has been taken.

         The foregoing subsections (i), (ii) and (iii) collectively, are referred to herein as the "Merger Consideration". All such shares of any Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the consideration provided in this Section 3.1(c) to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with the Agreement, without interest.

                  (d) Dissenters' Rights. If holders of Company Common Stock are entitled to dissenters' rights in connection with due Merger under Chapter 13 of the GCL, any Dissenting Shares shall not be converted into the Manger Consideration, but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of California.

                  (e) Fractional Shares. No certificate or scrip representing fractional Common Shares shall be issued upon the surrender for exchange of certificates representing Company Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to enjoy any other rights of a shareholder of Wescam or Jefferson.

         3.2 No Further Ownership Rights In Company Common Stock. All Common Shares issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to due Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Date which may have been declared or made by Company on such shares of Company Common Stock in accordance with the terms of this Merger Agreement and the Agreement or prior to the date hereof and which remain unpaid at the Effective Date, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation or its transfer agent of the shares of Company Compare Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, certificates representing Company Common Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

                                   ARTICLE IV

                                   TERMINATION

         4.1 Termination by Manual Agreement. Notwithstanding the approval of this Merger Agreement by the shareholders of Company and Newco, this Merger Agreement may be terminated at any time prior to the Effective Date by mutual agreement of the Boards of Directors of Company and Newco.

         4.2 Termination of Agreement ad Plan of Merger. Notwithstanding the approval of this Merger Agreement by the shareholders of Company and Newco, this Merger Agreement shall terminate forthwith in the event that the Agreement shall be terminated as therein provided.

         4.3 Effects of Termination. In the event of the termination of this Merger Agreement, this Merger Agreement shall forthwith become void and there shall be no liability on the part of either Company or Newco or their respective officers or directors, except as otherwise provided in the Agreement.

                                   ARTICLE V

                               GENERAL PROVISIONS

         5.1 Amendment. This Merger Agreement may be amended by the parties hereto any time before or after approval hereof by the shareholders of Company and Newco, but, after such approval, no amendment shall be made which by law requires the further approval of such shareholders without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         5.2 Counterparts. This Merger Agreement may be executed in one or mare counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

         5.3 Interpretation. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

         5.4 Miscellaneous. This Merger Agreement, (a) together with the Agreement, constitutes the entire agreement of the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of then, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; and
(c) shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of California (without giving effect to the provisions thereof relating to conflicts of law).

         5.5 Parties in Interest. This Merger Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Merger Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Merger Agreement.

         IN WITNESS WHEREOF, the parties have each caused this Merger Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                   JEFFERSON ACQUISITION CORPORATION



                                   BY: /s/ Mark Chamberlain
                                       -----------------------------------------
                                                 MARK CHAMBERLAIN
JEFFERSON ACQUISITION CORPORATION              CHAIRMAN OF THE BOARD



By: /s/ J. Douglas Smith
    ------------------------------------
       J. Douglas Smith, President
             and Secretary

                                          VERSATRON CORPORATION



                                          BY: /s/ Eugene Langworthy
                                              ----------------------------------
                                                   EUGENE LANGWORTHY
                                                       PRESIDENT
      VERSATRON CORPORATION



By: /s/ Judy Voigt
    -----------------------------------
          Judy Voigt, Secretary




By: /s/ Stan Mead
    -----------------------------------
    Stan Mead, Chief Financial Officer
          and Assistant Secretary

                             CERTIFICATE OF APPROVAL
                                       OF
                               AGREEMENT OF MERGER

         The undersigned hereby certify as follows:

         1. They are the President, the Secretary and the Chief Financial Officer and Assistant Secretary, respectively, of Versatron Corporation, a California corporation ("Corporation").

         2. The Agreement of Merger in the form attached was duly approved by the board of directors and shareholders of Corporation.

         3. The shareholder approval was obtained at a meeting of shareholders held at 10:00a.m. on December 11, 1995 at Corporation's corporate headquarters in Healdsburg, California at which time the Agreement of Merger was approved by the holders of outstanding shares of Corporation having an aggregate number of votes which equaled or exceeded the number of votes required for approval of the Agreement of Merger.

         4. Corporation has only me class of shares outstanding and entitled to vote, and the number of shares outstanding is 19,694,632. The percentage vote of such class required to approve such Agreement of Merger is 50 plus one vote.


/s/ Eugene Langworthy                        /s/ Judy Voigt
---------------------------------------      -----------------------------------
    Eugene Langworthy, President                  Judy Voigt, Secretary

                                             /s/ Stan Mead
                                             -----------------------------------
                                             Stan Mead, Chief Financial Officer
                                                   and Assistant Secretary

         The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

         Executed at Healdsburg, California, on December 21, 1995.

/s/ Eugene Langworthy                        /s/ Judy Voigt
---------------------------------------      -----------------------------------
     Eugene Langworthy, President                 Judy Voigt, Secretary

                                             /s/ Stan Mead
                                             -----------------------------------
                                             Stan Mead, Chief Financial Officer
                                                and Assistant Secretary

                             CERTIFICATE OF APPROVAL
                                       OF
                               AGREEMENT OF MERGER

         The undersigned hereby certify as follows:

         1. They are the Chairman of the Hoard and the President and Secretary, respectively, of Jefferson Acquisition Corporation, a California corporation (the "Corporation").

         2. The Agreement of Merger in the form attached was duly approved by the board of directors and shareholders of the Corporation.

         3. The shareholder approval was by the holder of one hundred percent (100%) of the outstanding shares of the Corporation.

         4. The Corporation has only one class of shares and the number of shares outstanding is 1000.

         5. No vote of the shareholders of Wescam Inc., the parent corporation of the Corporation, was required to approve the Agreement of Merger.


                                   /s/ Mark Chamberlain
                                   ---------------------------------------------
                                     Mark Chamberlain, Chairman of the Board



                                   /s/ J. Douglas Smith
                                   ---------------------------------------------
                                    J. Douglas Smith, President and Secretary

         The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

         Executed at Flamborough, Ontario, on December 21, 1995.
                                                       --


                                    /s/ Mark Chamberlain
                                   ---------------------------------------------
                                     Mark Chamberlain, Chairman of the Board


         Executed at Healdsburg, California, on December 21, 1995.
                                                         --


                                   /s/ J. Douglas Smith
                                   ---------------------------------------------
                                    J. Douglas Smith, President and Secretary